Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS FIRST QUARTER

2015 FINANCIAL RESULTS

- First Quarter Revenue Increased 27.9% -

- First Quarter Sales Volume Increased 29.5% to $8.1 billion -

CALABASAS, Calif.—(BUSINESS WIRE)— Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the first quarter ended March 31, 2015. Highlights include:

First Quarter 2015 Results Compared to First Quarter 2014

•	Revenue increased 27.9% to $146.5 million, with real estate brokerage commissions up 28.1%.

•	Sales volume grew 29.5% to $8.1 billion.

•	Number of transactions increased by 14.6%.

•	Net income increased to $13.7 million compared to $6.8 million in the first quarter of the prior year.

•	Earnings per common share increased more than twofold to $0.35 (Basic and Diluted), as compared to $0.17 in the first quarter of the prior year (Basic and Diluted).

•	Adjusted EBITDA was $26.3 million, compared to $13.5 million in the first quarter of the prior year.

“We are very pleased with our first quarter 2015 results, reflecting the Company’s leading market position in the private client segment and capturing the benefits of our growth plan execution and our management team’s unwavering support of our brokers and clients,” stated John Kerin, President and CEO. “The market environment continues to be favorable even as the rate of growth in transactions returns to more normalized levels. We continue to observe ongoing improvement in property fundamentals and low interest rates and believe that the anticipation of rising interest rates later this year resulted in the acceleration of some transactions into the first quarter. In addition, our operating metrics were supported by higher productivity of tenured brokers as well as positive results from our experienced broker hiring. Our average brokerage transaction size grew by 19% during the quarter, largely due to these factors.” Mr. Kerin added.

First Quarter 2015 Results Compared to First Quarter 2014

Total revenues for the first quarter of 2015 were $146.5 million, compared to $114.6 million for the same period in the prior year, an increase of $32.0 million, or 27.9%. The increase in total revenues is primarily a result of increases in revenues from real estate brokerage commissions which increased to $134.2 million for the three months ended March 31, 2015 from $104.7 million for the same period in the prior year, an increase of $29.4 million or 28.1%. This was driven by an increase in the number of investment sales transactions, as well as the average commission earned per transaction. The average commission rate decreased during the first quarter of 2015 due primarily to an increase in the proportion of commissions earned from larger transactions, which generate lower commission rates. The rise in larger transactions is a reflection of our emerging agents and focus on hiring experienced sales and financing professionals. Growth in financing fees and other revenues contributed the remaining increase in total revenues.

Total operating expenses for the first quarter of 2015 were $122.8 million, compared to $102.5 million for the same period in the prior year, an increase of $20.2 million, or 19.7%. The increase was primarily driven by a $17.8 million or 26.0% increase in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues decreased to 58.8% compared to 59.7% for the same period in the prior year primarily due to an increase in the proportion of transactions closed by our newer team members who are compensated at lower commission rates.

Selling, general and administrative expense increased by $2.5 million, or 7.4% during the first quarter of 2015 as compared to the same period in the prior year. The increase was primarily due to (i) sales and promotional expenses from our annual sales recognition event and marketing expenses to support sales activity; (ii) management performance related compensation driven by our operating results; (iii) stock-based compensation expense resulting from an increase in the Company’s stock price as RSU grants to the Company’s independent contractors are required to be measured at fair value, and stock-based compensation expense for incremental stock-based awards granted since the first quarter of 2014; and (iv) salaries and related benefits related to higher headcount in corporate support in connection with our growth. The increases were partially offset by a decrease in legal costs due to settlement with an insurance carrier and settlement of outstanding litigation.

Net income for the first quarter of 2015 was $13.7 million or $0.35 per common share (Basic and Diluted) compared to net income of $6.8 million or $0.17 per common share (Basic and Diluted) for the same period in the prior year. Adjusted EBITDA for the first quarter of 2015 was $26.3 million compared to adjusted EBITDA of $13.5 million for the same period in the prior year.

Business Outlook

Commenting on the Company’s business outlook, Mr. Kerin said “Moving forward, we expect to drive continued growth in revenue and earnings, benefiting from our national platform, proven system of creating value for real estate investors, and ability to grow our sales force, combined with a more normalized but still-healthy market environment.” “Our successes, particularly in expanding our presence in specialty brokerage groups and financing services, give us further confidence in our growth strategies, which are tailored to the highly active private client market segment,” he added.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss its results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial + 1 (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, May 7, 2015 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, May 21, 2015 by dialing (877) 870-5176 in the United States and Canada or +1 (858) 384-5517 internationally and entering passcode 13606961.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. As of March 31, 2015, the Company has nearly 1,500 investment sales and financial professionals in 78 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 7,667 transactions in 2014, with a sales volume of approximately $33.1 billion. For additional information, please visit www.MarcusMillichap.com.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Real estate brokerage commissions	$134,193	$104,748
Financing fees	8,031	6,100
Other revenues	4,317	3,742

Total revenues	146,541	114,590
Operating expenses:
Cost of services	86,158	68,396
Selling, general, and administrative expense	35,829	33,357
Depreciation and amortization expense	780	775

Total operating expenses	122,767	102,528

Operating income	23,774	12,062
Other income (expense), net	125	(61)
Interest expense	(583)	(404)

Income before provision for income taxes	23,316	11,597
Provision for income taxes	9,647	4,815

Net income	13,669	6,782
Other comprehensive income:
Unrealized gain on marketable securities, net of tax of $126 and $0 for the three months ended March 31, 2015 and 2014, respectively	188	—
Foreign currency translation gain, net of tax of $117 and $30 for the three months ended March 31, 2015 and 2014, respectively	173	42

Total other comprehensive income	361	42

Comprehensive income	$14,030	$6,824

Earnings per share:
Basic	$0.35	$0.17
Diluted	$0.35	$0.17
Weighted average common shares outstanding:
Basic	39,029	38,847
Diluted	39,152	38,907

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $8.1 billion for the three months ended March 31, 2015, encompassing 1,877 transactions consisting of $6.1 billion for real estate brokerage (1,374 transactions), $0.9 billion for financing (311 transactions) and $1.1 billion in other transactions, including consulting and advisory services (192 transactions). As of March 31, 2015, the Company had 1,415 investment sales professionals and 81 financing professionals. Key metrics for Real Estate Brokerage and Financing are as follows:

	Three Months Ended March 31,
Real Estate Brokerage	2015	2014
Average Number of Sales Professionals	1,424	1,236
Average Number of Transactions per Sales Professional	1.0	1.0
Average Commission per Transaction	$97,666	$88,694
Average Transaction Size	$4,464,483	$3,746,384
Total Number of Transactions	1,374	1,181
Total Sales Volume (in millions)	$6,134	$4,424

	Three Months Ended March 31,
Financing	2015	2014
Average Number of Financing Professionals	83	76
Average Number of Transactions per Financing Professional	3.7	3.8
Average Fee per Transaction	$25,823	$21,181
Average Transaction Size	$2,826,275	$2,160,611
Total Number of Transactions	311	288
Total Dollar Volume (in millions)	$879	$622

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	March 31, 2015 (Unaudited)	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$124,060	$149,159
Commissions receivable	4,591	3,412
Employee notes receivable	76	216
Prepaid expenses	4,187	7,536
Income tax receivable	446	1,711
Deferred tax assets, net	12,228	13,600
Other assets, net	3,501	2,839

Total current assets	149,089	178,473
Prepaid rent	3,713	3,645
Property and equipment, net	8,038	7,693
Employee notes receivable	142	162
Marketable securities, available for sale	25,331	14,752
Investments held in rabbi trust	5,631	4,332
Deferred tax assets, net	21,089	21,265
Other assets	4,296	3,282

Total assets	$217,329	$233,604

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,529	$9,488
Accounts payable and accrued expenses – related party, net	273	97
Notes payable to former stockholders	894	894
Commissions payable	17,640	28,932
Accrued bonuses and other employee related expenses	8,543	27,793

Total current liabilities	37,879	67,204
Deferred compensation and commissions	34,048	36,581
Notes payable to former stockholders	10,610	10,610
Other liabilities	2,332	2,400

Total liabilities	84,869	116,795
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at March 31, 2015 and December 31, 2014	—	—
Common Stock $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 37,072,155 and 36,918,442 at March 31, 2015 and December 31, 2014, respectively	4	4
Additional paid-in capital	76,679	75,058
Stock notes receivable from employees	(4)	(4)
Retained earnings	55,261	41,592
Accumulated other comprehensive income	520	159

Total stockholders’ equity	132,460	116,809

Total liabilities and stockholders’ equity	$217,329	$233,604

MARCUS & MILLICHAP, INC

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, net realized gains on marketable securities, available for sale, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Net Income	$13,669	$6,782
Adjustments:
Interest income and other (1)	(335)	(3)
Interest expense	583	404
Provision for income taxes	9,647	4,815
Depreciation and amortization	780	775
Stock-based compensation	1,907	717

Adjusted EBITDA	$26,251	$13,490

(1)	Other for the three months ended March 31, 2015 includes $74,000 of net realized gains on marketable securities, available for sale.